EXHIBIT 3.14

CERTIFICATE OF FORMATION

OF

BILLERS ACCEPTANCE GROUP, LLC

This Certificate of Formation of Billers Acceptance Group, LLC, dated as of March 11, 2011, is being duly executed and filed by Hurshell K. Brown, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et. Seq.).

FIRST. The name of the limited liability company formed hereby is Billers Acceptance Group, LLC (the “Company”).

SECOND. The address of the registered office of the Company in the State of Delaware is Capitol Services, Inc., 615 South DuPont Highway, Kent County, Dover, Delaware 19901.

THIRD. The name and address of the registered agent of the Company for service of process in the State of Delaware is Capitol Services, Inc., 615 South DuPont Highway, Kent County, Dover, Delaware 19901.

IN WITNESS HEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ HURSHELL K. BROWN
Hurshell K. Brown Authorized Person